Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Hughes Communications, Inc. on Form S-1 of our report dated November 10, 2005 relating to the consolidated financial statements of SkyTerra Communications, Inc. and subsidiaries (which report contains an unqualified opinion and includes an explanatory paragraph relating to the restatement of the financial statements), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated November 10, 2005 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Summary Historical Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

December 5, 2005